Exhibit 5.1

August 20, 2021

PennantPark Floating Rate Capital Ltd.

590 Madison Avenue

15th Floor

New York, New York 10022

Re:	Registration Statement on Form N-2:

1933 Act File No. 333-235532

Ladies and Gentlemen:

We have served as Maryland counsel to PennantPark Floating Rate Capital Ltd., a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the issuance of shares (the “Shares”) of common stock, $0.001 par value per share, of the Company having an aggregate offering price of up to $75,000,000, to be issued in an at-the-market public offering (the “Offering”), covered by the Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement, and the related form of prospectus included therein;

2.    The Prospectus Supplement, dated August 20, 2021, in the form to be filed by the Company with the Commission pursuant to Rule 497 under the 1933 Act;

3.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

PennantPark Investment Corporation

August 20, 2021

6.    Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to, among other things, the authorization of (a) the registration, sale and issuance of the Shares, (b) the execution, delivery and performance by the Company of the Distribution Agreement and (c) the delegation to designated officers of the Company of the power to determine the number and price of the Shares and certain other matters in connection with the Offering, subject to the Resolutions, certified as of the date hereof by an officer of the Company;

7.    The Equity Distribution Agreement, dated as of August 20, 2021 (the “JMP Distribution Agreement”), by and among the Company, PennantPark Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”), and PennantPark Investment Administration, LLC, a Delaware limited liability company (the “Administrator”), and JMP Securities LLC;

8.    The Equity Distribution Agreement, dated as of August 20, 2021 (the “Raymond James Distribution Agreement” and, together with the JMP Distribution Agreement, the “Distribution Agreements”), by and among the Company, the Adviser, the Administrator and Raymond James & Associates, Inc.;

9.    A certificate executed by an officer of the Company, dated as of the date hereof; and

10.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

PennantPark Investment Corporation

August 20, 2021

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Distribution Agreements, the Prospectus Supplement, the Resolutions and the Registration Statement against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Shares (the

PennantPark Investment Corporation

August 20, 2021

“Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act

Very truly yours,

/s/ Venable LLP